Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

SC TO

Zoomcar Holdings, Inc.

Table 1 to Paragraph (a)(7)

Line Item Type	Notes	Transaction Valuation	Fee Rate	Amount of Filing Fee

Fees to be Paid	(1)	$1,380,330.00	0.0001381	$190.62
Fees Previously Paid	(2)	$33,812,246.23		$4,669.47

Total Transaction Valuation:		$35,192,576.23
Total Fees Due for Filing:				$4,860.09
Total Fees Previously Paid:				4,669.47
Total Fee Offsets:				0.00
Net Fee Due:				$190.62

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Offering Note(s)

(1)	Estimated solely for purposes of calculating the amount of the filing fee pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). With respect to the additional securities being registered in connection with Amendment No. 4, the transaction valuation of $1,380,330.00 is based on the product of (i) $0.0735, the last reported sale price of the Company's Common Stock on March 17, 2026, as reported on the OTC Market, and (ii) 18,780,000.00, the number of additional shares of Common Stock issuable upon exchange of 939 2026 Common Warrants being added to the Offer to Exchange pursuant to Amendment No. 4, at an exchange ratio of 20,000 shares per warrant. The filing fee was calculated in accordance with Rule 0-11 under the Exchange Act and the Fee Rate Advisory issued August 25, 2025, by multiplying the transaction value by 0.0001381.
(2)	Reflects the filing fee of $4,669.47 previously paid in connection with the initial filing of the Schedule TO on January 23, 2026, based on a transaction valuation of $33,812,246.23, calculated as the product of (i) $0.0700, the last reported sale price of the Company's Common Stock on January 22, 2026, as reported on the OTC Market, and (ii) 483,032,089.00, the estimated number of shares of Common Stock issuable in the original Offer to Exchange. The filing fee was calculated in accordance with Rule 0-11 under the Exchange Act and the Fee Rate Advisory issued August 25, 2025, by multiplying the transaction value by 0.0001381.